Exhibit 10.1

Execution Version

JEFFERIES FINANCE LLC

520 Madison Avenue
New York, New York 10022

September 28, 2014

CONFIDENTIAL

COMMITMENT LETTER

AMAG Pharmaceuticals, Inc.
1100 Winter Street
Waltham, MA  02451

Attention: Scott A. Holmes, Principal Financial Officer and Treasurer

Re:                             Acquisition of Lumara Health Inc.

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance” and, together with the other Joint Lead Arrangers and Initial Lenders (each as defined below), “we” or “us”) that AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Acquiror” or “you”), intends to acquire either directly or indirectly through a newly formed subsidiary (the “Acquisition”) all of the issued and outstanding capital stock of Lumara Health Inc. (the “Target” and, together with its subsidiaries, the “Acquired Business”; provided, however, that the terms “Target” and “Acquired Business” shall exclude the Women’s Health Division, as defined in the Acquisition Agreement (as defined herein)) from its existing equity holders (together, the “Sellers”), and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being terminated and released following repayment) substantially all of the existing indebtedness (the “Refinanced Debt”) of you and the Acquired Business (the “Refinancing”), other than indebtedness permitted to be outstanding under the Definitive Debt Documents (as defined herein), which shall include, among other things, (i)  the Acquiror’s 2.50% Convertible Senior Notes due 2019 in the original principal amount of $200.0 million (the “2019 Notes”) and (ii) indebtedness of the Acquired Business permitted to be incurred and remain outstanding under the Acquisition Agreement, which shall, in each case, remain outstanding immediately following the consummation of the Transactions (as defined herein) on the Closing Date (as defined herein) (collectively, the “Surviving Debt”).  Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price due on the Closing Date for the Acquisition (the “Purchase Price”), the Refinancing, and fees, commissions and expenses related to the Acquisition, the Refinancing and the issuance of the Equity Consideration (as defined below), in each case payable by you or your affiliates on the Closing Date (but excluding the contingent or post-closing consideration for the Acquisition (the “Acquisition Earnout”) specified in Section 2.9 of the Acquisition Agreement), will be financed from the following sources:

(i)                                     a $340.0 million senior secured first lien term loan facility, having the terms set forth in Exhibit A hereto (the “Term Loan Facility”);

(ii)                                  cash on hand of the Acquiror and its subsidiaries in the amount of $275.0 million plus (x) such additional amounts as may be required to pay fees, commissions and expenses in connection with the Transactions and (y) any amounts required on the Closing Date to fund adjustments of or increases to the Purchase Price that, in the case of this clause (y), do not exceed the sum of (i) $10.0 million plus (ii) the amount of the net cash proceeds (“New Equity Proceeds”) of the issuance of common equity securities of the Acquiror after the date hereof (the amounts described in this clause (ii), the “Balance Sheet Cash Contribution”); and

(iii)                               the issuance to the Sellers of shares of the common stock, par value $0.01 per share, of the Acquiror (the “Equity Consideration”), representing not more than 19.9% of the outstanding common stock of the Borrower and valued at approximately $75.0 million, based on Reference Market Value (as defined in the below referenced Acquisition Agreement).

The transaction described in clause (i) above is referred to as the “Debt Financing” and, together with the issuance of the Equity Consideration, the Acquisition and the Refinancing and the payment of all related fees, commissions and expenses payable on the Closing Date by you or your affiliates are collectively referred to as the “Transactions.” You and your subsidiaries (including the Target and its subsidiaries) are referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.                                      The Commitments.

In connection with the foregoing, Jefferies Finance (either directly or through one of its affiliates) hereby commits to provide 100% of the principal amount of the Term Loan Facility (each of Jefferies Finance and each Additional Initial Lender, as defined below, in such capacity, an “Initial Lender”), provided that (a) each Additional Initial Lender’s (as defined below) commitment will reduce the commitment of Jefferies on a dollar for dollar basis; provided that such Additional Initial Lender shall have executed joinder documentation as provided in Section 2 below and (b) the commitments of the Initial Lenders shall be several and not joint.

The commitments described in this Section 1 are referred to herein as the “Commitments.”  The several obligation of each Initial Lender to the Borrower to fund the Term Loan Facility on the Closing Date is subject only to the conditions set forth in this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”) between you and us.  Notwithstanding anything to the contrary in this Commitment Letter or the fee letter, to be executed on or after the date hereof, between you and us (the “Fee Letter” and, together with this Commitment Letter, the “Debt Financing Letters”), but subject to the Documentation Principles, except as otherwise set forth in Exhibit A and Exhibit B hereto, the terms of this Commitment Letter are intended as an outline of the material provisions of the Term Loan Facility, but do not include all of the terms that will be contained in the definitive documents relating to the Debt Financing (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition to the Term Loan Facility contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof, on Exhibit A to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” or on Exhibit B to this Commitment Letter.

2.                                      Titles and Roles.  As consideration for the Commitments, you hereby appoint (a) Jefferies Finance, together with any Additional Lead Arranger appointed in the manner contemplated below, and Jefferies Finance hereby agrees to act, as joint bookrunner and as joint lead arranger for the Term Loan Facility (each of Jefferies and each Additional Lead Arranger, in such capacity, a “Joint Lead Arranger”) and (b) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as sole administrative agent and sole collateral agent for the Term Loan Facility.  It is understood and agreed that

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no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Term Loan Facility, unless mutually agreed, provided that, (i) on or prior to the date which is fifteen business days after the date of this Commitment Letter, you may, in consultation with us, appoint additional agents, co-agents, lead arrangers and bookrunners (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Lead Arranger”) in a manner and with economics determined by you and reasonably acceptable to us; provided that Jefferies Finance shall have no less than 75% of the total economics with respect to the Term Loan Facility (it being understood that, (a) such Additional Lead Arrangers (or their respective affiliates) (each, an “Additional Initial Lender”) shall assume a proportion of the commitments with respect to the Term Loan Facility that is equal to the proportion of the financial consideration hereunder and under the Fee Letter allocated to such Additional Lead Arrangers (or their affiliates) and (b) no Additional Lead Arranger (nor any affiliate thereof) shall receive greater financial consideration in respect of the Term Loan Facility than that received by Jefferies Finance) and (ii) to the extent that you do not appoint one or more Additional Lead Arrangers and Additional Initial Lenders that, together, assume at least 25% of the commitments with respect to the Term Loan Facility during such fifteen business day period, Jefferies Finance shall have the right, after the expiration of such period, in consultation with you, to appoint one Additional Lead Arranger that (together with its affiliated Additional Initial Lender or Additional Initial Lenders), assumes commitments under the Term Loan Facility such that we and our affiliates hold 75% or less of the commitments under the Term Loan Facility, provided that Jefferies Finance shall not appoint any Additional Lead Arranger if it (or its affiliated Additional Initial Lender) is a Disqualified Person.  Upon the execution and delivery by such Additional Lead Arrangers, you and us of customary joinder documentation and, thereafter, each such Additional Lead Arrangers (or its affiliates) shall constitute an “Initial Lender” and “Joint Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter.  You further agree that Jefferies Finance shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facility and shall hold the leading role and responsibilities customarily associated with such “left” placement.

3.                                      Conditions Precedent.  The closing of the Term Loan Facility and the making of the initial loans under the Term Loan Facility on the Closing Date are conditioned upon (and solely upon) the satisfaction or waiver by us of each of the following conditions: (i) since the date hereof, no Company Material Adverse Effect (as defined below) shall have occurred, and no event shall have occurred that, individually or in the aggregate, with or without notice or the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect; (ii) the other conditions expressly set forth in Exhibit A under the heading “Conditions Precedent to Initial Borrowing”; and (iii) the other conditions expressly set forth in Exhibit B to this Commitment Letter.

For purposes hereof, “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Target and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Company Material Adverse Effect: (a) any failure by the Target or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by the Acquisition Agreement or any of the Ancillary Agreements (as defined in the Acquisition Agreement) (including any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which any the Target or any of its subsidiaries participates (including fluctuating conditions resulting from cyclicality, seasonality or

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weather patterns affecting the Target or any of its subsidiaries, including their respective customers and suppliers) or (ii) national, regional, local, international or global economies; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, the Acquisition Agreement or any of the Ancillary Agreements; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any laws; (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (g) the effect of any action taken by the Acquiror, Merger Sub (as defined in the Acquisition Agreement) or any of their respective affiliates in breach of the Acquisition Agreement that could reasonably be expected to result in a change, effect, event, occurrence, state of facts or development that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Target or its subsidiaries; or (h) any change in political regimes, conditions or climate whether in the United States or any other country or jurisdiction; provided, that the exceptions in clauses (c), (e), (f) or (h) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a materially disproportionate impact on the Target and its subsidiaries, taken as a whole, relative to other persons operating in the industries in which the Target and its subsidiaries operate.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Loan Facility and the making of the initial loans on the Closing Date shall be (A) such of the representations and warranties with respect to the Acquired Business made by the Sellers in the Acquisition Agreement as are material to the interests of the Lenders or the Joint Lead Arrangers, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment, consent or other modification thereto) (collectively, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors under the Definitive Debt Documents and (ii) the terms of the Definitive Debt Documents and closing deliverables shall be in a form such that they do not impair availability of the Term Loan Facility and the making of the initial loans on the Closing Date if the conditions expressly set forth in the first paragraph of this Section 3 are satisfied or waived by us (it being understood that, to the extent any lien or security interest on or in any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its subsidiaries (which stock certificates shall be delivered on the Closing Date, provided that if after using commercially reasonable efforts such stock certificates cannot be delivered on the Closing Date, then such stock certificates must be delivered within five (5) Business Days after the Closing Date, as such period may be extended by the Administrative Agent in its sole discretion) which are required to be delivered under Exhibit A to this Commitment Letter) or is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility and the making of the initial loans on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent, in its sole discretion).  For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Definitive Debt Documents relating to corporate or other organizational existence of the Borrower and Guarantors, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents) of the Borrower and Guarantors, the due authorization, execution, delivery and enforceability of the applicable

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Definitive Debt Documents, solvency of the Borrower and its subsidiaries (which representation shall be consistent with the representation contained in Exhibit C hereto), no conflicts resulting from the entering into and performance of the Definitive Debt Documents with charter documents of the Borrower and Guarantors, Federal Reserve margin regulations, the Patriot Act, FCPA, OFAC, the Investment Company Act and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests in the Collateral (subject, in each case, to certain customary exceptions to be set forth in the Definitive Debt Documents and consistent with the Documentation Principles).  This paragraph shall be referred to herein as the “Certain Funds Provision”.

4.                                      Syndication.

(a)                                 Each Joint Lead Arranger reserves the right, at any time after the date hereof and prior to or after execution of the Definitive Debt Documents, to syndicate all or part of its (or its affiliated Initial Lender’s) Commitment to a syndicate of banks, financial institutions and other entities identified by the Joint Lead Arrangers in consultation with you and subject to your consent (which shall not be unreasonably withheld or delayed) (collectively with the Initial Lenders, the “Lenders”); provided that the Joint Lead Arrangers will not syndicate to (i) certain banks, financial institutions and other lenders or competitors of the Borrower or the Target that have been specified to us by you or in writing prior to the date hereof and (ii) any of the affiliates of such persons listed in clause (i) that are either (x) identified in writing by you prior to the Closing Date or (y) clearly identifiable on the basis of such affiliates’ names (the parties described in clauses (i) and (ii) above, collectively, “Disqualified Persons”); provided that the Borrower, upon reasonable notice to the Joint Lead Arrangers after the date hereof, shall be permitted to supplement in writing by name the list of persons that are Disqualified Persons to the extent such supplemented person becomes (x) a competitor of, or is or becomes an affiliate of, a competitor of the Borrower or the Target or their respective subsidiaries or (y) an affiliate of a Disqualified Person, which supplement shall be in the form of a list provided to the Administrative Agent, the Joint Lead Arrangers and the Lenders and become effective two business days after delivery to the Administrative Agent, the Joint Lead Arrangers and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Term Loan Facility; provided further that any bona fide debt fund or investment vehicle (other than a bona fide debt fund or investment vehicle that is separately identified under clause (i) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and securities in the ordinary course of business shall not be considered to be a competitor or an affiliate of a competitor; provided further that notwithstanding our right to syndicate the Commitments, (i) no Initial Lender shall be relieved, released or novated from its several obligation to fund the Term Loan Facility on the Closing Date in connection with any syndication, assignment or participation of the Term Loan Facility, including our respective Commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by us shall become effective as between us and you with respect to all or any portion of our respective Commitments until the initial funding of the Term Loan Facility and (iii) we shall retain exclusive control over the rights and obligations with respect to our respective Commitments in respect of the Term Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred, in each case, unless you and we agree in writing.  The Joint Lead Arrangers will exclusively manage all aspects of any such syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, and the amount and distribution of fees.  Notwithstanding anything to the contrary contained in this Section 4, this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, unless otherwise expressly set forth on Exhibit B hereto, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the Commitments hereunder or the funding of the Term Loan Facility on the

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Closing Date, and the Commitments hereunder are not conditioned upon the syndication of or receipt of commitments in respect of the Term Loan Facility and in no event shall the commencement or successful completion of syndication of the Term Loan Facility constitute a condition to the availability of the Term Loan Facility and the making of the initial loans on the Closing Date.

(b)                                 We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, and you agree to use commercially reasonable efforts to assist us until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the “Syndication Date”).  Such assistance shall include:

(i)                                     your using commercially reasonable efforts to ensure that our syndication efforts benefit from your existing lending and investment banking relationships and, to the extent reasonably requested by you, existing lending and investment banking relationships of the Acquired Business,

(ii)                                  your providing direct contact between appropriate members of your senior management, representatives and non-legal advisors, on the one hand, and the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts (subject to the limitations on your rights set forth in the Acquisition Agreement, but including exercising your rights thereunder) to cause, and (y) thereafter, your causing, direct contact between appropriate members of senior management of the Acquired Business, on the one hand, and the proposed Lenders, on the other hand),

(iii)                               your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing, the Acquired Business to assist) in the preparation of one or more customary confidential information memoranda for the Term Loan Facility (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”), by providing such information and other customary materials as we may reasonably request in connection with the preparation of such Confidential Information Memoranda, including, in the case of information concerning the Acquired Business, by requiring the furnishing of information required to be furnished under the Acquisition Agreement, but subject to the limitations on your rights thereunder,

(iv)                              your using commercially reasonable efforts to obtain prior to the launch of primary syndication of the Term Loan Facility a monitored public corporate rating and a monitored public corporate family rating for the Borrower from each of Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and monitored public facility ratings from each of S&P and Moody’s for the Term Loan Facility (but, for the avoidance of doubt, not any specific rating in either such case), and

(v)                                 your hosting, with us, of meetings with prospective Lenders at such times and in such places as mutually agreed (including one general “bank meeting” and a reasonable number of “one on one” meetings), in each case to the extent reasonably requested by us and at such times and places as you and we, acting reasonably, may agree and, to the extent we request that senior management or appropriate representatives of the Acquired Business attend such meetings, you shall use your commercially reasonably efforts to cause them so to attend (without violation of the Acquisition Agreement, but including by exercising your rights thereunder).

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(c)                                  You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Acquiror, the Target, or any of their respective subsidiaries for purposes of United States federal and state securities laws (such information and Materials, “Public Information”).  In addition, you agree that, unless specifically labeled “Private — Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Term Loan Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below).  Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that (x) the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation and (y) each such information package and presentation shall exculpate you, the Target, your and their respective affiliates and us and our respective affiliates with respect to any liability related to the use of the contents of such information package and presentation or any related marketing material by the recipients thereof.  You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) draft and final Definitive Debt Documents with respect to the Term Loan Facility, (ii) customary administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) term sheets and notification of changes in the terms of the Term Loan Facility.  You agreed to identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.

(d)                                 You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous securities issuances by the Borrower) may be disseminated for syndication purposes in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions).  Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to maintain the contractual undertakings from the Acquired Business to authorize, the use of your and (subject to the limitations thereon set forth in the Acquisition Agreement) its logos in connection with any such dissemination.  You further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Acquiror, the Target and your and its respective affiliates (or any of them), (ii) our and our respective affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions, but subject to the limitations on disclosure of confidential information set forth in Section 9 hereof.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing requirements of this Section 4 shall constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Term Loan Facility shall constitute a condition precedent to the Closing Date or delay or interfere in any way with the negotiation of the Term Loan Facility and/or the funding thereof.

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5.                                      Information.  You represent and warrant with respect to the Acquiror, the Target and your and its respective subsidiaries (provided that, with respect to information relating to the Target and its subsidiaries, such representation and warranty is to your knowledge) that:

(a)                                 all written information (excluding, for this purpose, all immaterial information) and data other than the Projections (as defined below), forward- looking information and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives with respect to the Acquiror, the Target or your or its respective subsidiaries in connection with the Transactions does not and will not, when taken as a whole, when furnished or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made, and

(b)                                 all projections, forecasts and other forward-looking information that have been or will be made available to us by you or on your behalf with respect to you, the Acquired Business or any of your or its respective subsidiaries (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made (it being understood that any such Projections are not to be viewed as facts, are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties (and with respect to the Target and its subsidiaries prior to the Closing Date, to your knowledge) will be correct in all material respects under those circumstances (and any such supplementation shall cure any breach of such representation and warranty).

You shall be solely responsible for Information, including the contents of all Materials.  We (i) will be relying on Information and data provided by or on behalf of you and the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the assets or liabilities of the Acquired Business.

6.                                      Clear Market.  You agree that, from the date hereof until the Syndication Date, you and your subsidiaries will not, and you will use commercially reasonable efforts not to permit the Acquired Business to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, debt security or convertible or equity-linked security or obligation (but excluding common equity and preferred stock not redeemable at the option of the holder thereof) of you, the Target or any of your or its respective subsidiaries (other than (w) financings by the purchaser of the Women’s Health Division in connection with its acquisition of such division, (x) the Debt Financing contemplated hereby, (y) letters of credit, capital leases, purchase money indebtedness, equipment financings and, in the case of the Acquired Business, drawings under its revolving credit facility, in each case in the ordinary course of business, and, (z) in the case of the Target and its subsidiaries, indebtedness permitted to be

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incurred under the Acquisition Agreement), including any renewals or refinancings of any existing debt facility, without our prior written consent.

7.                                      Fees and Expenses.  As consideration for the Commitment and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters on the terms and conditions set forth therein.

8.                                      Indemnification and Waivers.  You agree to indemnify and hold harmless the Joint Lead Arrangers, the Lenders and our and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, actual losses, damages, liabilities or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Debt Financing Letters, the Term Loan Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated hereby or thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person within 30 days after written demand therefor (which request shall include reasonably detailed backup documentation) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and one or more firm of additional counsel as a result of any actual or reasonably perceived conflicts of interest for each class of similarly situated Indemnified Persons) and any reasonably necessary local counsel in each applicable jurisdiction); provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability (a) to the extent determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its affiliates or (ii) a material breach of such Indemnified Person’s or its affiliate’s obligations under the Debt Financing Letters or (b) any dispute among Indemnified Persons (other than a dispute involving claims against any of us in our capacity as administrative agent or arranger or any other agent or co-agent (if any) designated with respect to the Term Loan Facility) that a court of competent jurisdiction has determined in a final non- appealable decision did not result from actions or omissions of the Acquiror, the Target or their respective direct or indirect parents, controlling persons or subsidiaries.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective affiliates, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Debt Financing Letters, the Term Loan Facility or any of the Transactions is consummated.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Term Loan Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Loan Facility, including

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the preparation of this Commitment Letter, the Fee Letter and the Definitive Debt Documents; provided, that nothing contained in the preceding clause (ii) shall limit your indemnification obligations set forth herein to the extent that such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 8.

You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld or delayed, it being understood that an Indemnified Person may withhold consent to a settlement that does not satisfy the criteria in clauses (i) and (ii) below), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.  Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and/or return promptly any and all amounts paid by you or on your behalf under this paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

9.                                      Confidentiality.  This Commitment Letter and the Fee Letter are each delivered to you on the understanding that neither this Commitment Letter, the Fee Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) this Commitment Letter (but not the Fee Letter) may be disclosed as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with any filings with the SEC in connection with the Transactions (in which case you agree to inform us promptly thereof), (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or as otherwise required by applicable law or compulsory legal process (and in either such case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (c) to you and your officers, directors, employees, stockholders, affiliates, agents, attorneys, accountants and advisors on a confidential and need to know basis and only in connection with the Transactions, (d) the Term Sheets may be disclosed to rating agencies in connection with their review of the Term Loan Facility or the Borrower, (e) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Term Loan Facility, (f) this Commitment Letter (but not the Fee Letter) may be disclosed to the Target, the Sellers, their direct and indirect equity holders and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case on a confidential basis and only in connection with the Transactions, (g) to the extent portions thereof have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and each of the contents thereof to the Target, the Sellers and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions, (h) you may disclose the Commitment Letter and the Fee Letter and the contents hereof and thereof on a confidential basis to any Additional Lead Arranger, Additional Initial Lender or affiliate thereof (or any prospective Additional Lead Arrangers, Additional Initial Lender or affiliate thereof) or their respective counsel and (i) after the Closing Date, you may disclose to the Acquired Business’s auditors the Fee Letter and the contents thereof for customary accounting purposes, including accounting

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for deferred financing costs.  You may also disclose, on a confidential basis, the aggregate amount of fees (including original issue discount) payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees or “flex” or other economic terms set forth therein) in connection with the syndication of the Term Loan Facility.

We and our affiliates shall use all non-public information received by us and them from you, the Target or your or its respective subsidiaries and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by the Debt Financing Letters and shall treat confidentially all such non-public information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) on a customary basis, to Moody’s and S&P in connection with obtaining ratings in connection with the Transactions, (b) to any Lenders or participants or prospective Lenders or participants (other than persons who have, on the date of disclosure, effectively been designated as Disqualified Persons) and to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than Disqualified Persons), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent practicable and permitted by law, rule or regulation, except in connection with any request as part of any regulatory audit or examinations conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over us or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority having jurisdiction over us (in which case we shall, to the extent practicable and permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents working on the Transactions (collectively, “Representatives”) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our affiliates or Representatives of our affiliates (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential) solely in connection with the Transactions, (g) to the extent any such information is or becomes publicly available other than by reason of improper disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, (h) to the extent that any such information is independently developed by us, any of our affiliates or any of our Representatives, (i) to the extent that such information is received by us or our affiliates from a third party that is not to our or our respective affiliates’ knowledge subject to confidentiality obligations to you and (j) to establish a “due diligence” defense, if applicable; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lenders or prospective Lenders or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.  Our obligations under this paragraph shall terminate two years from the date hereof.

Notwithstanding anything herein to the contrary, you and we (and any of your and our employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing

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Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10.                               Conflicts of Interest; Absence of Fiduciary Relationship.  You acknowledge and agree that:

(a)                                 each of us and/or our affiliates and subsidiaries (each, a “Commitment Party Group”), in our and their capacities as principal or agent, are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of our respective Commitment Party Group,

(b)                                 we and any other member of a Commitment Party Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of a Commitment Party Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of a Commitment Party Group in performing services or providing advice to any Third Party.  You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of a Commitment Party Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c)                                  information that is held elsewhere within us or a member of the Commitment Party Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d)                                 neither we nor any other member of a Commitment Party Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e)                                  (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Acquiror, the Target or any of its or their affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and the Acquiror and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Acquiror or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in

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particular, we and any other member of a Commitment Party Group may at any time hold debt or equity securities for our or its own account in the Borrower).  With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion.  You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f)                                   neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto.  Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.                               Choice of Law; Jurisdiction; Waivers.  The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether in contract or tort), shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law); provided, however, that the interpretation of any provisions of the Acquisition Agreement referred to in this Commitment Letter, including the determination of the accuracy of the Specified Acquisition Agreement Representations and the definition of “Company Material Adverse Effect” shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agrees that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to its address set forth above and further agree that a final judgment in any such suit, action or proceeding shall be conclusive and many be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby.  The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you or us, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

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12.                               Miscellaneous.

(a)                                 This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b)                                 You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our reasonable discretion (and any purported assignment without such consent, at our sole option, shall be null and void) except that you may assign your rights hereunder without our prior written consent (x) to any of your subsidiaries that is a domestic “shell” company controlled by you that consummates or intends to consummate the Acquisition (including Snowbird, Inc., a Delaware corporation (“Merger Sub”)), so long as (i) you remain liable for all of your obligations hereunder and under the Fee Letter, (ii) the Fee Letter is contemporaneously assigned to the applicable assignee and (iii) such assignee agrees to be obligated on this Commitment Letter and the Fee Letter pursuant to documentation reasonably satisfactory to us and (y) in connection with any other assignment that occurs as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition at the closing of the Acquisition in accordance with the Acquisition Agreement.  We may at any time and from time to time assign all or any portion of our Commitment hereunder to one or more of our affiliates (provided that, unless you otherwise consent in writing to such assignment, we will remain liable for our obligations hereunder until the funding of the Term Loan Facility) or, subject to Sections 2 and 4 hereof, to one or more Lenders.  Any and all obligations of, and services to be provided by, us hereunder (including the Commitment) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion.  You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c)                                  This Commitment Letter has been and is made solely for the benefit of you, us and the Indemnified Persons and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d)                                 The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitment and our obligations hereunder and thereunder.  The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)                                  You agree that we or any of our respective affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(f)                                   We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

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13.                               Amendment; Waiver.  This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto.  No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time.  To be effective, a waiver must be set forth in writing signed by the waiving party.

14.                               Surviving Provisions.  Notwithstanding anything to the contrary in this Commitment Letter, except as set forth in the immediately succeeding sentence: (i) Sections 6 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2, 4 and 6 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.  Upon execution and delivery of the Definitive Debt Documents, except as otherwise provided in the immediately preceding sentence, the provisions of this Commitment Letter shall be superseded in their entirety by those set forth in the Definitive Debt Documents.

15.                               Acceptance, Expiration and Termination.  Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on September 28, 2014 (the “Deadline”).  The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline.  This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time.  Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date that is five business days after the valid termination of the Acquisition Agreement prior to the closing of the Acquisition, (ii) the closing of the Acquisition (unless the Initial Lenders have failed to fund in breach of their obligations hereunder), and (iii) 5:00 p.m., New York City time, on the earlier of (x) the Outside Date, as defined in the Acquisition Agreement (as such “Outside Date” may be extended pursuant to the terms thereof) and (y) January 30, 2015.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Section 3 hereof, including the execution and delivery of the Loan Documents (which shall be negotiated in good faith as required by the Documentation Principles).

[Signature Pages Follow.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

AMAG PHARMACEUTICALS, INC.

By:	/s/ Scott A. Holmes
Name: Scott A. Holmes
Title: Senior Vice President Finance and Investor Relations, Treasurer

[Signature Page to Commitment Letter]

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF $340.0 MILLION TERM LOAN FACILITY

Set forth below is a summary of the principal terms of the Term Loan Facility and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	AMAG Pharmaceuticals, Inc. (the “Borrower”).

Guarantors

Each of the direct and indirect wholly-owned subsidiaries of the Borrower (other than (i) any foreign subsidiary (defined to include any subsidiary that is a “controlled foreign corporation” within the meaning of section 957 of the United States Tax Code of 1986, as amended (a “CFC”)), (ii) any direct or indirect U.S. subsidiary of a direct or indirect foreign subsidiary of the Borrower, (iii) any U.S. subsidiary if it has no material assets other than equity interests or indebtedness of one or more foreign subsidiaries, (iv) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (v) captive insurance companies, (vi) not-for profit subsidiaries, (vii) special purpose entities reasonably satisfactory to the Administrative Agent, (viii) in the case of any hedging obligations, any subsidiary that is not an “Eligible Contract Participant” as defined in the Commodity Exchange Act, (ix) other subsidiaries to the extent a guarantee by any such subsidiary is not permitted by law, regulation or contract existing on the Closing Date or on the date any such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition in respect of such contract did not arise as part of or in contemplation of such acquisition), in each case to the extent, and so long as, such law, regulation or contract prohibits such subsidiary from becoming a guarantor, (x) any subsidiary acquired pursuant to a permitted acquisition or investment that is subject to indebtedness permitted to be assumed pursuant to the Loan Documents and any subsidiary thereof that guarantees such indebtedness, in each case to the extent, and so long as, such indebtedness prohibits such subsidiary from becoming a guarantor, and (xi) any subsidiary where the Administrative Agent and the Borrower agree that the cost of obtaining a guarantee by such subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby and (xii) and other exceptions to be mutually agreed upon) (collectively, the “Guarantors;” the Borrower and the

Exhibit A-1

Guarantors, collectively, the “Credit Parties”).

Joint Lead Arrangers and Bookrunners

Jefferies Finance LLC (“Jefferies Finance”) and other joint lead arrangers appointed in accordance with the Commitment Letter (Jefferies Finance and each such other joint lead arranger, in such capacity, the “Joint Lead Arrangers”). The Joint Lead Arrangers will perform the duties customarily associated with such role.

Administrative Agent

Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role. Any such designee that is not an affiliate of Jefferies Finance will be subject to the approval of the Borrower, which approval may not be unreasonably withheld, delayed or conditioned.

Collateral Agent

Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role. Any such designee that is not an affiliate of Jefferies Finance will be subject to the approval of the Borrower, which approval may not be unreasonably withheld, delayed or conditioned.

Lenders

A syndicate of banks, financial institutions and other institutions (including the Initial Lenders) other than Disqualified Persons (collectively, the “Lenders”) identified by the Joint Lead Arrangers and reasonably acceptable to the Borrower.

Closing Date

The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of the Commitment Letter, on which the Acquisition is consummated and the initial funding of the Loans occurs (the “Closing Date”).

Loan Documents

The definitive documentation governing or evidencing the Term Loan Facility (collectively, the “Loan Documents”) (a) shall be consistent with the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to in this Commitment Letter (subject to modification in accordance with the “market flex” provisions of the Fee Letter) and consistent with loan documentation terms customary and usual for facilities and transactions of this type (but in no event including any conditions to borrowing not set forth in the Commitment Letter (including this Summary of Terms and Exhibit B hereto)), and (b) shall be negotiated in

Exhibit A-2

good faith by the Borrower and the Joint Lead Arrangers giving due regard to (i) the terms set forth in certain precedent loan documents to be mutually agreed by the Borrower and the Joint Lead Arrangers, (ii) the differences in the business of the borrower under such precedent documentation on one hand, and the Borrower and its subsidiaries, on the other hand, (iii) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the Projections delivered to the Joint Lead Arrangers prior to the date of the Commitment Letter, (iv) the general trends and risks affecting the industry of the Borrower and its subsidiaries, and (v) the prevailing market conditions at the time of syndication of the Term Loan Facility. This paragraph and the provisions herein are referred to as the “Documentation Principles”.

II. Term Loan Facility

Type of Facility

A 6-year senior secured first lien term loan facility in an aggregate principal amount equal to $340.0 million (the “Term Loan Facility”; the loans thereunder, the “Term Loans” or the “Loans”).

The full amount of the Term Loan Facility (other than any Incremental Term Loans) shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Final Maturity and Amortization of Term Loan Facility

The Term Loan Facility will mature on the date that is six years after the Closing Date and will amortize at an annual rate of 5.00% in equal quarterly installments of 1.25% of the original principal amount of the Term Loan Facility, with the balance payable on the sixth anniversary of the Closing Date, provided that the Term Loan Facility will mature on September 30, 2018 unless either (x) not more than $25.0 million in aggregate principal amount of the 2019 Notes shall remain outstanding (and not converted to common stock of the Borrower or refinanced or replaced (including by amendment and extension) with indebtedness that matures following, and has no amortization prior to, the date that is six and one half years following the closing date) on such date or, in the alternative (y) the aggregate outstanding principal amount of the Term Loan Facility and any outstanding Incremental Facility or Incremental Facilities is less than $50.0 million on and as of such

Exhibit A-3

date. The first installment shall be due and payable on the last day of the first full fiscal quarter following the Closing Date.

Notwithstanding any of the foregoing, the Loan Documents shall provide the right for individual Lenders under the Term Loan Facility to agree to extend the maturity date of the outstanding Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended Term Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed (any such loans that have been so extended, the “Extended Term Loans”); it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, further that it is understood that no existing Lender will have any obligation to commit to any such extension. The terms of the Extended Term Loans shall be substantially similar to the Term Loans except for interest rates, fees, amortization (so long as, prior to the final stated maturity of the Term Loans, the amortization of such Extended Term Loans does not exceed equal quarterly installments in an aggregate annual amount equal to 5.00% of the original principal amount of the Extended Term Loans), final maturity date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended Term Loans prior to being applied to Extended Term Loans and certain other provisions to be agreed, provided that the Extended Term Loans shall not benefit from Guarantees or Collateral that do not also benefit the existing Term Loans, and further provided that other terms of the Extended Term Loans may differ from the Term Loans to the extent such differences do not apply until after the final stated maturity of the Term Loans.

The Administrative Agent and Borrower shall be permitted to effect such amendments to the Loan Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement), without the consent of any Lender, other than the Lenders agreeing to extend such Extended Term Loans.

Exhibit A-4

Incremental Credit Facilities

The Borrower shall have the right to increase the size of or incur additional loans under the Term Loan Facility and/or establish revolving credit commitments under a revolving credit facility (including, at the Borrower’s election and with the Administrative Agent’s approval, subfacilities for swing line loans and letters of credit) (a “Revolving Credit Facility”) up to a maximum aggregate principal amount equal to $40.0 million (such new commitments, (x) with respect to the Term Loan Facility, “Incremental Term Loan Commitments” and such new loans, “Incremental Term Loans” and (y) with respect to any such Revolving Credit Facility, “Incremental Revolving Commitments” and such new loans, “Incremental Revolving Credit Loans”; each of the Incremental Term Loans and Incremental Revolving Credit Commitments may hereinafter be referred to as the “Incremental Facility”), at any time after the Closing Date, from willing existing Lenders and/or Additional Lenders (as defined below); provided, that,

(i)  no event of default shall have occurred and be continuing, or would immediately result after giving effect to, such Incremental Term Loan Commitments, Incremental Revolving Commitments and the proposed Incremental Term Loans and Incremental Revolving Credit Loans, as applicable (subject to customary “SunGard” limitations to the extent the proceeds of any Incremental Facility are being used to finance a permitted acquisition),

(ii)  the Borrower shall be in compliance with the Financial Covenant on a pro forma basis after giving effect to such Incremental Term Loans and Incremental Revolving Credit Loans (and assuming for all purposes of this calculation that all Incremental Term Loans, Incremental Revolving Commitments and Incremental Revolving Credit Loans are fully drawn), and other customary and appropriate adjustment events, including certain acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Term Loans and Incremental Revolving Credit Loans, as applicable, but without netting any proceeds thereof,

(iii)  the Incremental Term Loans shall have a maturity date no earlier than the maturity date of the Term Loan Facility and shall have a weighted average life to maturity no shorter than the weighted average life to maturity of the Term Loan Facility,

(iv)  in connection with any Incremental Term Loans

Exhibit A-5

incurred within 18 months following the Closing Date, the initial yield (to be defined to include all applicable margin, LIBOR floor, upfront fees, original issue discount or similar yield-related discounts (equating upfront fees and original issue discount or similar yield-related discounts to interest based upon an assumed four year average life to maturity, or, if shorter, the average life to maturity of the related Incremental Term Loans), but excluding any customary underwriting, arrangement or similar fees in connection therewith that are not paid to all of the Lenders providing the Incremental Term Loans) of the Incremental Term Loans shall be no greater than 0.50% per annum higher than the yield applicable to the existing Term Loan Facility (or, if such initial yield on the Incremental Term Loans exceeds the yield on the existing Term Loan Facility, then the interest rate margin for the existing Term Loan Facility shall automatically be increased to equal such initial yield on the Incremental Term Loans, less 0.50%), it being agreed that any increase in yield to the existing Term Loan Facility required due to the application of an Adjusted LIBOR or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Adjusted LIBOR or Base Rate floor applicable to the existing Term Loans Facility),

(v)  the representations and warranties of the Credit Parties set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans or Incremental Revolving Commitments or Incremental Revolving Credit Loans (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be) (subject to customary “SunGard” limitations to the extent the proceeds of any Incremental Facility are being used to finance a permitted acquisition),

(vi)  the terms of the Incremental Term Loan Commitments shall be otherwise reasonably satisfactory in all respects to the Administrative Agent to the extent that such terms, except to the extent set forth above, are not consistent with the Term Loan Facility,

(vii)  any Incremental Revolving Commitment will be documented solely as an establishment of the Revolving

Exhibit A-6

Credit Facility or increase to the commitments with respect to the Revolving Credit Facility, without any change in terms except as set forth above and except for provisions reasonably satisfactory to the Administrative Agent and customary for revolving credit facilities, including, without limitation (x) customary provisions relating to borrowing procedures and requirements, which must be satisfactory to the Borrower, the Administrative Agent and each Lender or Additional Lender providing such Incremental Revolving Credit Facility, (y) customary differences with respect to assignments and (z) customary voting and approval rights of any letter of credit issuer or swing line lender, and

(viii)  the Incremental Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Term Loan Facility.

The Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender.

For purposes of this Summary of Terms, unless the context otherwise requires, Incremental Term Loans shall constitute “Term Loans”. Incremental Term Loans will participate pro rata in mandatory prepayments of the Term Loans, but Incremental Revolving Facilities will not be required to be prepaid in connection with any mandatory prepayment prior to the repayment or prepayment in full of the Term Facility and all Incremental Term Facilities.

“Total Net Leverage Ratio” means as of any date of determination, the ratio of (a) consolidated funded indebtedness of the Borrower and its subsidiaries as of such date (net of up to $25.0 million of domestic unrestricted cash and cash equivalents and domestic cash and cash equivalents restricted in favor of the Collateral Agent (in each case, other than proceeds of any Incremental Facility borrowed at the time of

Exhibit A-7

determination), but subject to limitation as described below under “Financial Covenant”), to (b) Consolidated Adjusted EBITDA of the Borrower and its subsidiaries for the most recently ended four-fiscal quarter period for which financial statements have been delivered. “Consolidated funded indebtedness” will include obligations for borrowed money, obligations evidenced by bonds, notes and similar instruments, obligations in respect of the deferred price of property or services, and capital lease, synthetic lease, purchase money and similar obligations, and guarantees in respect of any of the foregoing, but will exclude (i) undrawn letters of credit, (ii) installment payments or deferred price of property or services that may be paid entirely in stock at the option of the payor and (iii) the Acquisition Earnout and earnout obligations in respect of permitted acquisitions and investments, so long as such Acquisition Earnout or earnout obligations, as the case may be, are not due and owing but unpaid.

“Consolidated Adjusted EBITDA” will be defined in accordance with the Documentation Principles and will include add backs to net income to be agreed upon (with certain limitations to be agreed upon), including add backs for taxes, interest expense, commitment and similar fees, depreciation and amortization, non-cash charges, deductions, losses and expenses, extraordinary, unusual or nonrecurring losses and expenses (determined in accordance with GAAP), proceeds of business interruption insurance, transaction fees and expenses, expenses incurred in connection with acquisitions and other investments, restricted payments, dispositions not in the ordinary course of business and issuances of or amendments to debt or equity, in each case whether or not consummated, non-recurring or unusual costs and expenses (including integration costs, facility closure expenses, and severance costs), all gains and losses on sales of assets outside the ordinary course of business, restructuring and similar charges, severance, relocation costs, integration and new product development costs, board of directors fees and expenses, currency translation gains or losses, pro forma synergies to be realized within a time period to be agreed, and other add backs to be agreed upon. Notwithstanding the foregoing, Consolidated Adjusted EBITDA for periods prior to the Closing Date will be fixed at amounts to be agreed.

Use of Proceeds

The proceeds of the Term Loans borrowed on the Closing Date, will be used to finance, in part, the Acquisition, the Refinancing of the Refinanced Debt of the Acquiror and the Acquired Business and to pay fees and expenses in

Exhibit A-8

connection with the foregoing.

The proceeds of any Incremental Facility will be used by the Borrower for general corporate purposes and other legal purposes of the Borrower and its subsidiaries (including, without limitation, acquisitions permitted under the Loan Documents, other permitted investments, capital expenditures, refinancing of indebtedness and permitted restricted payments and distributions).

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.
Optional Prepayments

Optional prepayments of borrowings under the Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject (i) to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) to payments of an amount provided below under the caption “Call Protection on Term Loans”). Voluntary prepayments of the Term Loans shall be applied to remaining scheduled amortization payments as directed by the Borrower (or, in absence of such direction, in direct order of maturity).

Mandatory Prepayments and Commitment Reductions

The following amounts will be applied to prepay the Term Loans:

•                  100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Loan Documents) by the Borrower or any of its subsidiaries (with additional exceptions to be agreed upon);

•                  within five business days after the receipt thereof, 100% of the net cash proceeds in excess of a threshold per fiscal year to be mutually and reasonably agreed of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any sale of the equity interests in any subsidiary of the Borrower, but with exceptions for sales of inventory and other ordinary course dispositions, obsolete, surplus or worn-out property, property no longer useful in the business, and the repayment of any indebtedness secured by a permitted lien on the asset subject to the prepayment event) subject to exceptions to be agreed and subject to the right to reinvest 100% of such proceeds, if

Exhibit A-9

such proceeds are reinvested in assets used or useful in the business (other than working capital, except for short term capital assets), permitted acquisitions or other investments, or to pay consideration under license arrangements, or committed to be reinvested within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter; and

•                  50% of “excess cash flow” (to be defined in a manner consistent with the Documentation Principles) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), with step-downs to 25% and 0% if the Total Net Leverage Ratio as of the last day of such fiscal year does not exceed levels to be agreed, less, in each case, the aggregate amount of voluntary prepayments made during the relevant fiscal year or, at the option of the Borrower (and without counting such amounts against the subsequent fiscal year’s excess cash flow prepayment), after year-end and prior to the time such excess cash flow prepayment is due, of (i) the Term Loan Facility and (ii) any Revolving Credit Facility to the extent, in the case of this clause (ii), that such prepayments are accompanied by a corresponding reduction in the commitments under the Revolving Credit Facility and, in the case of both clauses (i) and (ii) above, other than prepayments funded with the proceeds of long-term indebtedness (which, in the case of loans prepaid at a discount to par, will be limited to the actual amount of cash paid to lenders in connection with such prepayment (as opposed to the face amount of the loans so prepaid)) and (ii) excess cash flow shall be reduced for, among other things, cash used for capital expenditures, certain permitted investments (including permitted acquisitions), earn-outs to the extent earned and/or paid during such fiscal year (without counting such amounts against a subsequent fiscal year), consideration paid under licensing arrangements, and restricted payments (in each case, to the extent financed with internally generated cash (to be defined in a manner consistent with the Documentation Principles)).

Prepayments from foreign subsidiaries’ excess cash flow and asset sale proceeds (to the extent otherwise required) will be limited under the Loan Documents to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of funds to fund such prepayment would

Exhibit A-10

result in material adverse tax consequences.

All mandatory prepayments are subject to permissibility under (a) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (b) organizational document restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries. The Borrower will undertake to use commercially reasonable efforts to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Borrower and its subsidiaries (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower and its subsidiaries or any of its affiliates or equity partners and arising as a result of compliance with the preceding sentence.

All such mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any, and premiums, if any described below) and shall be applied to unpaid installments of principal of the Term Loan Facility in direct order of maturity.

Any Lender may elect to decline all or a portion of any such mandatory prepayment of the Term Loans held by such Lender, in which case such prepayment (or portion thereof) shall be retained by the Borrower (such amount, the “Declined Amount”).

Call Protection on Term Loans

Voluntary prepayments and mandatory prepayments (other than those made with excess cash flow) that occur on or before the first anniversary of the Closing Date will be subject to a prepayment premium in an amount equal to 1.0% of the principal amount of the Term Loans so prepaid (the “Prepayment Premium”), in each case, other than in connection with the occurrence of a “change in control”. If such prepayment is made after the first anniversary of the Closing Date, there shall be no Prepayment Premium.

Exhibit A-11

IV. Collateral and Guarantees

Collateral

Subject to the limitations set forth below in this section and limitations on “excluded hedging obligations” to be agreed, and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the Term Loan Facility and any interest rate hedging obligations of the Borrower owed to a Lender, the Administrative Agent, a Joint Lead Arranger or their respective affiliates or to an entity that was a Lender, the Administrative Agent, a Joint Lead Arranger or one of their respective affiliates at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by the following: a perfected first priority security interest (subject to permitted priority liens and other mutually agreed exceptions consistent with the Documentation Principles) in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness, all of the capital stock of each Credit Party (other than the Borrower) and 65% of the voting stock of each first-tier foreign subsidiary of a Credit Party (other than immaterial foreign subsidiaries) (the items described above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”), except that the Credit Parties shall not be obligated to provide a security interest or perfect the Collateral Agent’s security interests in those assets as to which the Collateral Agent reasonably determines the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be agreed (as reasonably determined by the Borrower) and any leasehold interests (it being understood that there shall be no requirement to obtain landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents); (ii) motor vehicles, aircraft and other assets subject to certificates of title; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or applicable laws or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code and other

Exhibit A-12

applicable laws notwithstanding such prohibition; (iv) any intent to use trademark applications; (v) letter of credit rights and commercial tort claims with a value below an amount to be agreed; (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (vii) any controlled substances or prescription drugs to the extent the grant of a security interest therein would violate applicable laws, (viii) (A) margin stock, and (B) equity interests in any non-wholly owned subsidiaries, but only to the extent that (x) the organizational documents or other agreements with other equity holders of such non-wholly owned subsidiaries do not permit or restrict the pledge of such equity interests, or (y) the pledge of such equity interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to the Borrower or a subsidiary and (ix) assets in circumstances where the cost of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Administrative Agent (the foregoing described in clauses (i) through (ix) are collectively, the “Excluded Assets”).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Loan Documents. Notwithstanding the foregoing, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding the foregoing, the Borrower and the Guarantors will use commercially reasonable efforts to obtain control agreements in favor of the Administrative Agent within 180 days following the Closing Date (as such time period may be extended by the Administrative Agent) with respect to securities accounts and deposit accounts of the Borrower and the Guarantors other than (1) any deposit or securities account if the cash, securities or other property held in any such account has an aggregate value of less than $1.0 million and in all such accounts not subject to control agreements has an

Exhibit A-13

aggregate value of less than $2.0 million, (2) segregated governmental receivables accounts (which shall, instead, be subject only to customary “sweep agreements”) and (3) any deposit account which is used for the payment of payroll, payroll or withholding taxes, employee benefits, earnest money or escrow deposits or similar purposes.

Guarantees

The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the Term Loan Facility and the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form consistent with the Documentation Principles. All Guarantees shall be guarantees of payment and performance, and not of collection.

V. Other Provisions

Representations and Warranties

Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries): organizational existence, status and powers; due authorization, execution, delivery and enforceability of Loan Documents; no conflicts; financial statements and projections; no material adverse effect; ownership of properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws and governmental approvals; healthcare matters; federal reserve regulations; the Patriot Act; OFAC; FCPA; the Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy of disclosure; solvency of the Borrower and its subsidiaries at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form attached as Exhibit C); labor matters; employee benefit plans and ERISA; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); status of the Term Loan Facility as senior debt; and anti-terrorism laws, money laundering activities and dealing with embargoed persons; subject in the case of each of the foregoing representations and warranties, to customary exceptions, qualifications and baskets, including for materiality to be agreed consistent with the Documentation Principles.

The representations and warranties will be required to be made in connection with each extension of credit (including the extension of credit on the Closing Date, subject to the Certain Funds Provision), but subject to clause (v) under “Incremental Credit Facilities”, above, in

Exhibit A-14

respect of Incremental Facilities.

Conditions Precedent to Initial Borrowing

Subject to the Certain Funds Provision, the initial borrowings on the Closing Date will be subject only to the conditions precedent set forth in Section 3 of the Commitment Letter and Exhibit B to the Commitment Letter.

Conditions Precedent to all Borrowings (except on the Closing Date)

Except with respect to borrowings and other credit extensions on the Closing Date and except as otherwise provided above under “Incremental Credit Facilities”, each borrowing and each other extension of credit shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit; (ii) accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) and any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants

Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries): delivery of annual and, for the first three quarters of each fiscal year, quarterly financial statements (and in connection with the annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” other than with respect to any upcoming maturity date of the Term Loan Facility or any Revolving Credit Facility, or any qualification as to the scope of the audit), annual and quarterly MD&A, final accountants’ letters, annual projections within 60 days after year end, quarterly compliance certificates and other information reasonably requested by the Administrative Agent; notices of default, litigation and other events that, in each case, would result in a material adverse effect; existence; maintenance of business and properties; maintenance of insurance; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and records; access to properties; use of proceeds; compliance with laws; healthcare and regulatory matters; additional collateral and additional guarantors; inspection

Exhibit A-15

rights; further assurances; information regarding Collateral, including as to security; annual lender conference calls (including Q&A); and using commercially reasonable efforts (including, in all events, applying to maintain each credit rating and paying all usual and customary fees and expenses to each of S&P and Moody’s with respect to each credit rating) to maintain ratings (subject to an exclusion to be mutually agreed for non-performance by Moody’s or S&P, as the case may be), in each case, without regard to the level of such ratings; subject, in the case of each of the foregoing covenants, to customary exceptions, qualifications and baskets to be agreed consistent with the Documentation Principles.

If such financial statements of the Borrower described in the paragraph above are filed with the Securities and Exchange Commission on EDGAR or in such other manner as make them publicly available, the obligation to deliver such information shall be satisfied by such public filings and notice thereof to the Administrative Agent.

Notwithstanding anything to the contrary, there will be no minimum hedging requirement for interest rate or foreign exchange hedging.

Negative Covenants

Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens (subject to permitted liens to be agreed); sale and leaseback transactions; investments (including acquisitions, loans, etc., but allowing for permitted acquisitions on terms to be agreed), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions (but allowing for permitted acquisitions on terms to be agreed); dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; prepayments, redemptions and repurchases of other indebtedness; adverse modifications of organizational documents, documents related to the Acquisition and debt instruments; limitations on certain restrictions on subsidiaries; limitations on issuance of disqualified capital stock; limitations on business activities; fundamental changes; limitations on accounting changes; changes in fiscal year; use of proceeds; further negative pledges; and anti-terrorism laws, money-laundering activities and dealing with embargoed persons. The foregoing covenants will contain additional limitations on transactions between

Exhibit A-16

Credit Parties and non-Credit Parties, in accordance with the Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants to customary exceptions, qualifications and “baskets” consistent with the Documentation Principles, including, without limitation an available amount basket (the “Available Amount Basket”) that will consist of, without duplication, (a) retained excess cash flow (excluding excess cash flow retained by reason of a reduction in prepayment amounts because of voluntary prepayments of debt or because of limitations on prepayments of excess cash flow of foreign subsidiaries), plus (b) Declined Amounts, plus, (c) the net cash proceeds of equity issuances and capital contributions (other than Specified Equity Contributions, as defined below, and disqualified capital stock), plus (d) the net cash proceeds of sales of investments made with the Available Amount Basket, plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made with the Available Amount Basket up to a maximum of the amount of such original investment. Subject to terms and conditions to be agreed consistent with Documentation Principles, the Available Basket Amount may be used for investments (including permitted acquisitions of entities that do not become guarantors) or dividends, payments in respect of equity and other restricted payments; provided, that no event of default under the Loan Documents shall exist or immediately result therefrom and, solely in the case of restricted payments, the Total Net Leverage Ratio, determined on a pro forma basis after giving effect to such restricted payment, and the incurrence of any indebtedness incurred to finance the same, is less than or equal to a Total Net Leverage Ratio to be agreed.

Refinancing Facilities

The Loan Documents will permit the Borrower to refinance in whole or in part on a dollar-for-dollar basis the Loans under the Term Loan Facility (and loans under any Incremental Term Facility) and/or Loans and commitments under any Revolving Credit Facility (and any loans or commitments under any Incremental Revolving Facility) with new term credit facilities (each a Refinancing Term Facility”) or with new revolving facilities (each, a “Refinancing Revolving Facility” and, together with each Refinancing Term Facility, the “Refinancing Facilities”) under the Loan Documents with the consent of the Borrower and the Administrative Agent; provided that (i) none of the Refinancing Facilities (a) matures prior to the final maturity date of the loans being refinanced (or, in the case of a

Exhibit A-17

Refinancing Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 91 days after the longest then-applicable maturity date of then outstanding loans and revolving credit commitments), and (b) with respect to Refinancing Facilities consisting of term loans only, has a shorter weighted average life to maturity of the loans being refinanced (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 91 days after the longest then-applicable maturity date of then outstanding loans and revolving credit commitments), (ii) with respect to Refinancing Facilities consisting of revolving loans and commitments, (a) has no mandatory commitment reductions prior to the maturity date of any earlier maturing Revolving Credit Facility and (b) all borrowings, prepayments and commitment reductions (other than at final maturity) shall be ratable among the Revolving Credit Facility and all other revolving tranches, (iii) any secured Refinancing Facility: (1) shall be subject an intercreditor agreement (a “Pari Passu Intercreditor Agreement”) (the key terms of which will either be attached as an exhibit to the Loan Documents or that is reasonably acceptable to the Administrative Agent) governing the relationship between such secured Refinancing Facility and the facilities under the Loan Documents, (2) shall not be secured by any assets that do not also constitute Collateral under the Loan Documents and (3) may not be secured pursuant to security documentation that is more restrictive to the Borrower than the Loan Documents; (iv) there are no direct or indirect obligors or guarantors in respect of the Refinancing Facilities that are not a Credit Party, (v) the principal amount of the Refinancing Facility does not exceed the principal amount of the debt being refinanced (together with accrued and unpaid interest thereon, any prepayment premiums applicable thereto and reasonable fees and expenses incurred in connection therewith), (vi) there shall be no more than a number of revolving facilities to be mutually agreed outstanding at any one time; provided that drawings, repayments, repayments and commitment reductions thereunder shall be made on a pro rata basis as between such revolving facilities, (vii) the proceeds of any Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata repayment of the outstanding loans under the facility (and to the permanent reduction in commitments of any Revolving Credit Facility) being so refinanced, and (viii) the other terms and conditions of the Refinancing Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or less favorable to, investors providing the

Exhibit A-18

Refinancing Facility than those applicable to the Loan and/or commitments being refinanced (except for covenants or other terms applicable only to periods after the latest final maturity date of the Loans or commitments (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 91 days after the longest then applicable maturity date) existing at the time of such refinancing), in each case as certified by the chief financial officer of the Borrower in good faith prior to such incurrence or issuance.

Financial Covenant

Limited to a maximum Total Net Leverage Ratio to be at an initial level, and with step-downs, to be agreed and to reflect a 25% non-cumulative cushion from Consolidated Adjusted EBITDA in the model sent to Jefferies Finance at 10:16 A.M. on September 4, 2014, adjusted to increase synergies in accordance with the Quality of Earnings report provided to the Joint Lead Arrangers (as updated or modified by changes reasonably agreed by the Joint Lead Arrangers or as necessary to reflect the exercise of the “market flex” provisions of the Fee Letter) (the “Financial Covenant”), with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States, to be tested quarterly. Financial covenant definitions will be as reasonably agreed by the Borrower and the Joint Lead Arrangers, subject to the Documentation Principles.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (other than in exchange for disqualified stock) made to the Borrower on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for a fiscal quarter or fiscal year and designated on the date of such contribution as a “Specified Equity Contribution” will, at the request of the Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with any financial maintenance covenant at the end of such fiscal quarter or fiscal year and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters, (b) no more than five Specified Equity Contributions may be made during the term of the Term Loan Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to

Exhibit A-19

be in compliance with the Financial Covenant and (d) all Specified Equity Contributions shall be disregarded for the purposes of determining pricing, financial ratio-based conditions or any baskets (including the Available Amount Basket) with respect to the covenants contained in the Term Loan Facility and shall not result in any pro forma debt reduction with respect to the quarter with respect to which such Specified Equity Contribution was made. The Loan Documents will contain a customary standstill provision with regard to exercise of rights and remedies during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the Administrative Agent of the Borrower’s intention to make a Specified Equity Contribution.

Events of Default

Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business days grace period; inaccuracy of representations and warranties in any material respect; failure to perform negative covenants, the Financial Covenant or customary specified affirmative covenants, and failure to perform other covenants subject to a 30-day cure period after notice from the Administrative Agent; cross-default and cross-acceleration to other material indebtedness; bankruptcy and insolvency events; material final judgments (after giving effect to insurance and indemnification by non-affiliates); ERISA events (subject to a material adverse effect limitation); actual or asserted invalidity or impairment of guarantees, security documents, or any other Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Loan Documents); and a “Change of Control” (to be defined in a manner consistent with the Documentation Principles); subject to customary threshold, notice and grace period provisions, and other exceptions to be mutually and reasonably agreed consistent with the Documentation Principles.

Voting

Amendments and waivers with respect to the Loan Documents will require the approval of Lenders (that are not defaulting Lenders) holding not less than a majority of the aggregate principal amount of the Loans (including, to the extent applicable, participations by Lenders in Letters of Credit and Swing Line Loans and unused commitments) under the Loan Documents (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to (a) reductions in the amount or

Exhibit A-20

extensions of the final maturity of the Loans of such Lender, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof with respect to the Loans of such Lender, or (c) increases in the amount or extensions of the expiration date of such Lender’s commitment, and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales or other disposition) or (c) assignments by any Credit Party of its rights or obligations under the Term Loan Facility.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments (in each case, other than to Disqualified Persons), subject, in the case of assignments, to the consent of (x) the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and (y) other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Loan Documents) and so long as no payment or bankruptcy event of default has occurred and is then continuing, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned; provided that (A) the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within ten (10) business days of the date on which consent to such assignment is requested of the Borrower in writing, (B) participations in the Term Loan Facility shall not be granted, and interests in the Term Loan Facility shall not be assigned, to the Borrower or any of its subsidiaries (except as set forth below) or any natural person, and (C) the consent of the Borrower will always be required for assignments or participations to Disqualified Persons. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million. Assignments will be made by novation and will not be required to be pro rata among different facilities. The Administrative Agent shall

Exhibit A-21

receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

Participants shall have no greater benefit than the related Lender with respect to tax gross ups, yield protection and increased cost provisions, except to the extent incurred as a result of a change in the law occurring after the date of the participation, and will be subject to customary limitations on voting rights (as mutually agreed).

Pledges of Loans in accordance with applicable law shall be permitted on customary terms. Promissory notes shall be issued under the Term Loan Facility only upon request.

The Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans and commitments shall have consented thereto. The Loan Documents shall contain customary provisions for replacing defaulting lenders and lenders requesting indemnities, gross ups or increased costs.

In addition, the Loan Documents shall provide that the Term Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (i) any such Term Loans acquired by the Borrower shall be retired and cancelled immediately upon acquisition thereof, (ii) the Term Loans may not be purchased with the proceeds of other loans under the Loan Documents, (iii) no event of default shall exist or result therefrom, (iv) the Affiliated Lenders shall be required to identify themselves as such to the counterparty and the assignment agreement will contain a customary “big boy” acknowledgement by the assignee and (v) any such Term Loans acquired by the Borrower shall not be deemed a repayment of the Term Loans for purposes of calculating excess cash flow prepayments or otherwise deemed to increase EBITDA.

Defaulting Lenders

The Loan Documents shall contain customary provisions relating to “defaulting” Lenders consistent with the Documentation Principles, including provisions relating to the suspension of voting rights and of rights to receive certain fees, and termination or assignment of

Exhibit A-22

commitments or Loans of such Lenders.

Cost and Yield Protection

Each holder of Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments of LIBOR loans, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and taxes associated with all gross-up payments, but subject to customary exclusions), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably deemed necessary by the Administrative Agent to provide customary protection for U.S. and non-U.S. financial institutions and other lenders, subject to, in the case of each of the foregoing, the right to replace lenders claiming such cost and interest rate protection, customary notice and tolling provisions, mitigation requirements, certification requirements and other exceptions to be mutually and reasonably agreed upon.

Expenses

The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Loan Documents and, with respect to the Administrative Agent and the Collateral Agent, any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of external counsel) and (ii) all reasonable and documented out- of-pocket expenses of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, any other agent appointed in respect of the Term Loan Facility and the Lenders (including the reasonable and documented fees, disbursements and other charges of external counsel) in connection with the enforcement of, or protection and preservation of rights under, the Loan Documents; provided, that, in each case, the charges of counsel for the Administrative Agent, the Collateral

Exhibit A-23

Agent, the Joint Lead Arrangers, any other agent appointed in respect of the Term Loan Facility and the Lenders shall be limited to one primary transactional counsel, one local counsel in each relevant jurisdiction, and one or more additional counsel if one or more actual or potential conflicts of interest arise for each class of similarly situated persons. For avoidance of doubt, prior to the Closing Date, the Borrower’s expense reimbursement obligations shall be governed by the Fee Letter and not by this paragraph. All expenses due under this paragraph shall be paid (a) on the Closing Date, to the extent required under Exhibit B hereto, or, (b) otherwise, within 30 days of a written demand therefor, together with reasonably detailed backup documentation supporting such reimbursement request.

Indemnification

The Loan Documents will contain customary indemnities (as reasonably determined by the Joint Lead Arrangers) for (i) the Joint Lead Arrangers, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (the persons identified in clauses (i), (ii) and (iii) above, collectively, the “Indemnified Persons”) (other than (a) as a result of such Indemnified Person’s or its affiliate’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non- appealable ruling, (b) a material breach of such Indemnified Person’s or its affiliate’s obligations under the Loan Documents or (c) as a result of a claim that does not result from an act or omission by the Borrower or any of its subsidiaries or affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than claims against Jefferies Finance or any of its affiliates in its capacity as or in fulfilling its role as Administrative Agent, Collateral Agent, Joint Lead Arranger or any similar role under the Term Loan Facility), provided that the obligations of the Credit Parties to reimburse the Indemnified Persons for legal fees and expenses shall be limited to one firm of primary counsel to such Indemnified Persons taken as a whole (and one or more firm of additional counsel as a result of any actual or potential conflicts of interest and any firm of special counsel and local counsel in each applicable jurisdiction); provided further that the Borrower shall have no obligation to reimburse any Indemnified Person for fees and expenses unless such Indemnified Person provides an undertaking in which such Indemnified

Exhibit A-24

Person agrees to refund and return any and all amounts paid by the Borrower to such Indemnified Person to the extent any of the foregoing items described in clauses (a) through (c) occurs.  Each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by the Borrower or any of its affiliates under this paragraph to such Indemnified Person for any such fees, expenses or damages to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum	State of New York.

Counsel to the Joint Lead Arrangers, the Collateral Agent and the Administrative Agent	Jones Day

* * *

Exhibit A-25

ANNEX A TO EXHIBIT A
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i)            the Base Rate plus the Applicable Margin; or

(ii)           Adjusted LIBOR plus the Applicable Margin.

The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means (i) 4.00%, in the case of Base Rate Loans, and (ii) 5.00%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50% and (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) 1.00%.

Interest Payment Dates

With respect to Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

With respect to Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Upfront Fees; Original Issue Discount	The Term Loans will be issued on the Closing Date at a price of 99.0% of their principal amount. For purposes of the Debt Financing Letters, all calculations of interest

Annex A-1

and fees, however, will be calculated on the basis of their full stated principal amount. Notwithstanding the foregoing, at the sole discretion of the Joint Lead Arrangers, in lieu of original issue discount on the Term Loans, the Borrower shall pay an equivalent amount of upfront fees on the Closing Date.

Default Rate

Upon the occurrence and during the continuance of a payment or bankruptcy event of default, all overdue principal, overdue interest, overdue fees and other overdue amounts outstanding under the Term Loan Facility shall bear interest at 2.00% above the otherwise applicable rate and shall be payable on demand.

Rate and Fee Basis

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

* * *

Annex A-2

EXHIBIT B TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter.  The closing of the Term Loan Facility and the making of the initial loans under the Term Loan Facility are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, which includes the other conditions expressly set forth in Exhibit A to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” and those identified below.  For purposes of this Exhibit B, references to “we”, “us” or “our” means the Joint Lead Arrangers and their respective affiliates.

GENERAL CONDITIONS

1.             Concurrent Transactions.  The Borrower and the Guarantors shall have executed and delivered to the Administrative Agent the Definitive Debt Documents, which shall be consistent with the Documentation Principles; provided that this condition is subject to the Certain Funds Provision.  The Collateral Agent, for the benefit of the Lenders under the Term Loan Facility and the other secured parties thereunder, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral”, pursuant to security documents in form and substance consistent with the Documentation Principles; provided that this condition is subject to the Certain Funds Provision.

2.             Acquisition.  The Transactions (including the Acquisition) shall have been consummated in accordance with the Acquisition Agreement or will be consummated concurrently with or immediately following the borrowing of the Term Loans (including, without limitation, the payment by the Borrower of all amounts due on the Closing Date in connection with the Transactions with the proceeds of the Term Loans and the Balance Sheet Cash Contribution), and the Target and each of its subsidiaries (excluding the Women’s Health Division) shall have become, or will contemporaneously on the Closing Date become, wholly-owned subsidiaries of Borrower.  The executed Agreement and Plan of Merger, to be dated as of the date hereof (as may be amended, modified, supplemented, waived or the subject of any consent in accordance with the terms of this Commitment Letter and together with the annexes, schedules, exhibits and attachments thereto, the “Acquisition Agreement”), among you, the Target and the Merger Sub and Seller Representative named therein shall not have been amended, modified, supplemented, waived or been the subject of any consent in any manner materially adverse to the Lenders or the Joint Lead Arrangers (in each case in their capacities as such) without the consent of the Joint Lead Arrangers, not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (1) any change in the amount of consideration required to consummate the Acquisition shall not be deemed to be adverse to the interests of the Lenders and the Joint Lead Arrangers so long as (a) any decrease is utilized to reduce each of the Term Loan Facility and the Balance Sheet Cash Contribution on a pro rata basis and (b) any increase is funded by increasing the Equity Consideration or with New Equity Proceeds or otherwise as contemplated by clause (y) of the definition of “Balance Sheet Cash Contribution”, (2) any change to the definition of “Company Material Adverse Effect” in a manner favorable to the Target shall be deemed to be adverse to the interests of the Lenders and the Joint Lead Arrangers, (3) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Joint Lead Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders and the Joint Lead Arrangers, and (4) any modification or waiver of the condition precedent that the Women’s Health Division be disposed of as contemplated by the Acquisition Agreement as in effect on the date hereof shall be deemed to be adverse to the interests of the Lenders and the Joint Lead Arrangers).

Exhibit B-1

3.             Refinancing of Existing Debt.  Concurrently with or immediately following the consummation of the Acquisition, the Refinancing shall have been (or shall be) consummated, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been (or immediately following the initial funding of the Term Loan Facility will be) terminated or released or arrangements for such termination or release shall have been made.  Immediately after giving effect to the Transactions, the Company shall have outstanding no outstanding indebtedness for borrowed money or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Surviving Debt.

4.             Financial Information.  The Joint Lead Arrangers shall have received (A) audited consolidated balance sheets and related statements of operations and cash flows of the Acquiror for the last three full fiscal years ended at least 90 days prior to the Closing Date (it being understood that the Joint Lead Arrangers acknowledge receipt of such audited financial statements of the Acquiror for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013), (B) audited consolidated balance sheets and related statements of operations and cash flows of the Target for the fiscal year ended March 31, 2014  and each subsequent fiscal year of the Target ended at least 120 days prior to the Closing Date (it being understood that the Joint Lead Arrangers acknowledge receipt of such audited financial statements of the Target for the fiscal years ended March 31, 2014), (C) unaudited consolidated balance sheets and related statements of operations and cash flows of the Acquiror and the Target for each interim quarterly period subsequent to its respective fiscal year end (but only if such period is one of the first three fiscal quarters of a fiscal year) ended at least 45 days prior to the Closing Date (it being understood that the Joint Lead Arrangers acknowledge receipt of such unaudited financial statements of the Acquiror for the fiscal quarters ended March 31, 2014 and June 30, 2014 and of the Target for the fiscal quarter ended June 30, 2014), (D) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations (but not a pro forma statement of cash flows) of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the four fiscal quarter period ending on the last day of the most recently completed four fiscal quarter period ended at least 120 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is one of the first three fiscal quarters of a fiscal year), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of operations).

5.             Marketing Period.  The Joint Lead Arrangers shall have been afforded a period prior to the Closing Date (the “Marketing Period”) of at least 15 consecutive Business Days (as defined in the Acquisition Agreement) (ending on the business day no later than the business day immediately prior to the Closing Date) following earlier of (x) delivery of a Confidential Information Memorandum and (y) delivery of the information required to be delivered under Section 4 of the Commitment Letter necessary for inclusion in a Confidential Information Memorandum (the “Required Bank Information”), provided, that Friday, November 28, 2014 shall not be considered a business day for purposes of calculating such Marketing Period; provided further that if such 15 consecutive business day period has not ended prior to December 19, 2014, then such period shall not commence prior to January 5, 2015.  If the Borrower shall in good faith reasonably believe that it has delivered the Required Bank Information, it may deliver to the Joint Lead Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Bank Information shall be deemed to have been delivered on the date of the applicable notice, unless the Joint Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Bank Information, and, within 3 business days after their receipt of such notice from the Borrower, the Joint Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity the Required Bank Information that has not been delivered).

Exhibit B-2

6.             Payments.  All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses and recording taxes and fees) and other compensation and amounts payable on the Closing Date to us, the Lenders or any of our or their respective affiliates pursuant to the Commitment Letter or the Fee Letter, shall have been (or concurrently with the initial funding of the Term Loan Facility will be) paid to the extent due and payable in accordance with the terms, respectively, thereof and invoiced at least 2 business days (unless otherwise reasonably agreed by the Borrower) prior to the Closing Date.

7.             Customary Closing Documents.  Delivery of the following customary documents, consistent with the Documentation Principles: customary lien, litigation and tax searches with respect to the Borrower and the Guarantors, customary legal opinions, corporate records and documents from public officials and customary officers’ certificates and payoff letters with respect to the Refinanced Debt shall have been delivered.  In addition, you shall have delivered (a) at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required by U.S. regulatory authorities under applicable “know- your-customer” and anti-money laundering rules and regulations, including the Patriot Act as has been reasonably been requested in writing at least ten days prior to the Closing Date by the Joint Lead Arrangers and (b) a certificate from the chief financial officer of the Borrower in a form attached as Exhibit C.

8.             Accuracy of Representations and Warranties.  The Specified Representations shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) and the Specified Acquisition Agreement Representations shall be true and correct except for any and all breaches of such Specified Acquisition Agreement Representations that do not give rise, individually or in the aggregate, to the right to terminate your (or any of your applicable affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of any such breaches of the Specified Acquisition Agreement Representations (as determined without giving effect to any waiver, amendment or other modification thereto).

Exhibit B-3

EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE

[BORROWER]

[          ], 20[   ]

Pursuant to Section [    ] of the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                                    ], the undersigned [chief accounting officer][other officer with equivalent duties] of the Borrower hereby certifies as of the date hereof, solely on behalf of the Borrower and not in his or her individual capacity and without assuming any personal liability whatsoever, that:

I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries and the Target and its Subsidiaries.(1)  I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.  I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries and the Target and its Subsidiaries, including projected financial statements and forecasts relating to statements of operations and cash flow statements of the Borrower and its Subsidiaries and the Target and its Subsidiaries, respectively.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

(1)  “Subsidiaries” to be defined in a manner consistent with the Documentation Principles.

Exhibit C